Validus Holdings, Ltd.
29 Richmond Road
Pembroke, HM 08 Bermuda

Validus Holdings, Ltd. Releases 2017 Loss Development Triangles

PEMBROKE, Bermuda, February 28, 2018 - Validus Holdings, Ltd. (NYSE: VR) (“Validus”) today announced that it has published its 2017 Loss Development Triangles (the “2017 Triangles”) on its website located at www.validusholdings.com under the Investors - Financial Reports section.

The 2017 Triangles provide stakeholders with additional insight into the loss reserves held on Validus’ balance sheet as of December 31, 2017 and present accident year and underwriting year data for eleven loss reserve groups plus three summary categories.

About Validus Holdings, Ltd.

Validus Holdings, Ltd. is a leading global provider of reinsurance, insurance, and asset management services, delivering its premier solutions through four diversified yet complementary operating companies: Validus Reinsurance, Ltd., a global reinsurance group focused primarily on treaty reinsurance; Talbot Underwriting Ltd., a specialty (re)insurance group operating within the Lloyd’s market through Syndicate 1183; Western World Insurance Group, Inc., a U.S. specialty lines organization; and AlphaCat Managers, Ltd., a Bermuda-based investment advisor managing capital for third parties and Validus through insurance-linked securities and other property catastrophe and specialty reinsurance investments.

Research and analytics are at the core of Validus’ operations and provide its team of expert practitioners with the knowledge and insight required to effectively model and interpret risk - an approach that consistently benefits clients and ensures their needs are met. Validus maintains a worldwide presence with more than 1,000 employees in 17 offices across all major regions and is listed on the New York Stock Exchange under the ticker symbol VR.

More information about the Validus group of companies can be found at validusholdings.com.
Contacts:

Investors:
Validus Holdings, Ltd.
Investor.Relations@ValidusHoldings.com
+1-441-278-9000

or

Media:
Brunswick Group
Mustafa Riffat / Charlotte Connerton
+1-212-333-3810